Form 10KSB40, Exhibit 13
period 1997-12-31
MERCANTILE BANK CORP
filed 1998-03-31
CIK 1042729

                                                                   EXHIBIT 13

                           MERCANTILE BANK CORPORATION
                            216 NORTH DIVISION AVENUE
                          GRAND RAPIDS, MICHIGAN 49503


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 21, 1998

                   TO THE HOLDERS OF SHARES OF COMMON STOCK OF
                           MERCANTILE BANK CORPORATION


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of MERCANTILE BANK CORPORATION will be held at its main office at 216 North Division Avenue, Grand Rapids, Michigan on Tuesday, April 21, 1998, at 10:00 a.m., for the purpose of considering and voting upon the following matters:

         1. ELECTION OF DIRECTORS. To elect four Class I directors for a three year term, as detailed in the accompanying Proxy Statement.

         2. OTHER BUSINESS. To transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof.

         Only those shareholders of record at the close of business on Monday, March 2, 1998, shall be entitled to notice of and to vote at the meeting.

         We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. We would appreciate receiving your proxy by Tuesday, April 14, 1998.

                                 By Order of the Board of Directors,


                                 /s/ Gerald R. Johnson, Jr.
                                 Gerald R. Johnson, Jr.
                                 Chairman of the Board & Chief
                                   Executive Officer


Dated: March 16, 1998

                           MERCANTILE BANK CORPORATION
                            216 NORTH DIVISION AVENUE
                          GRAND RAPIDS, MICHIGAN 49503


                                                                  March 16, 1998


                                 PROXY STATEMENT

                               GENERAL INFORMATION

         This Proxy Statement is furnished to shareholders of Mercantile Bank Corporation (the "Corporation") in connection with the solicitation of proxies by the Board of Directors of the Corporation, for use at the Annual Meeting of shareholders of the Corporation to be held on Tuesday, April 21, 1998, at 10:00 a.m., at its main office at 216 North Division Avenue, Grand Rapids, Michigan, and at any and all adjournments thereof. It is expected that the proxy materials will be mailed to shareholders on or about March 16, 1998.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise. Unless the proxy is revoked, the shares represented thereby will be voted at the Annual Meeting or any adjournment thereof.

         The entire cost of soliciting proxies will be borne by the Corporation. Proxies may be solicited by mail, facsimile or telegraph, or by directors, officers, or regular employees of the Corporation or its subsidiary, in person or by telephone. The Corporation will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of Common Stock of the Corporation.

         The Board of Directors, in accordance with the By-Laws of the Corporation, has fixed the close of business on March 2, 1998 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting and at any and all adjournments thereof.

         At the close of business on such record date, the outstanding number of voting securities of the Corporation was 1,495,000 shares of Common Stock, each of which is entitled to one vote.


                              ELECTION OF DIRECTORS

         The Corporation's Certificate of Incorporation and By-Laws provide that the number of directors, as determined from time to time by the Board of Directors, shall be no less than six and no more than fifteen. The Board of Directors has presently fixed the number of directors at twelve. The Certificate of Incorporation and By-Laws further provide that the directors shall be divided into three classes, Class I, Class II and Class III, with each class serving a staggered three year term and with the number of directors in each class being as nearly equal as possible.

         The Board of Directors has nominated C. John Gill, Gerald R. Johnson, Jr., Calvin D. Murdock, and Donald Williams, Sr. as Class I directors for three year terms expiring at the 2001 Annual Meeting and upon election and qualification of their successors. Each of the nominees is presently a Class I director of the Corporation whose term expires at the April 21, 1998 Annual Meeting of the shareholders. The other members of the Board, who are Class II and Class III directors, will continue in office in accordance with their previous elections until the expiration of their terms at the 1999 or 2000 Annual Meeting, as the case may be.

         It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of the four nominees listed herein. The proposed nominees for election as director are willing to be elected and serve; but in the event that any nominee at the time of election is unable to serve or is otherwise unavailable for election, the Board of Directors may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote such proxy for the person so elected. If a substitute nominee is not so selected, such proxy will be voted for the election of the remaining nominees. The affirmative vote of a plurality of the votes cast at the meeting is required for the nominees to be elected.


STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table presents information regarding the beneficial ownership of the Corporation's Common Stock as of February 1, 1998, by the nominees for election as directors of the Corporation, the directors of the Corporation whose terms of office will continue after the Annual Meeting, the executive officer named in the Summary Compensation Table, and all directors and executive officers of the Corporation as a group.


---------------------------------------------------------------------------------------------------------
                                                                 Amount                Percent of Class
                                                              Beneficially               Beneficially
         Name of Beneficial Owner                               Owned (1)                  Owned (4)
--------------------------------------------------------------------------------------------------------
Betty S. Burton................................................    2,000                        .1%
Peter A. Cordes................................................   25,000                       1.7%
C. John Gill...................................................   28,000                       1.9%
David M. Hecht.................................................   50,000                       3.3%
Gerald R. Johnson, Jr..........................................   60,000(2)                    4.0%
Susan K. Jones.................................................        0                         0%
Lawrence W. Larsen.............................................   13,500                        .9%
Calvin D. Murdock..............................................   15,000                       1.0%
Michael H. Price...............................................    7,700(3)                     .5%
Dale J. Visser.................................................   50,000                       3.3%
Donald Williams, Sr............................................        0                         0%
Robert M. Wynalda..............................................   50,000                       3.3%
All directors and executive officers of the
Corporation as a group (12 persons)............................  301,200                      19.9%


-----------------------------
(1) Some or all of the Common Stock listed may be held jointly with, or for the benefit of, spouses and children of, or various trusts established by, the person indicated.
(2) Includes 10,000 shares that such person has the right to acquire within 60 days of February 1, 1998 pursuant to the Corporation's Employee Stock Option Plan. Such person also holds an option under this Plan to purchase an additional 30,000 shares, which has not yet vested.
(3) Includes 7,000 shares that such person has the right to acquire within 60 days of February 1, 1998, pursuant to the Corporation's 1997 Stock Option Plan. Such person also holds an option under this Plan to purchase an additional 14,000 shares, which has not yet vested.
(4) The percentages shown are based on the 1,495,000 shares of the Corporation's Common Stock outstanding as of February 1, 1998, plus the number of shares that the named person or group has the right to acquire within 60 days of February 1, 1998.

         To the best of the Corporation's knowledge, no person owns more than 5% of the Corporation's outstanding Common Stock.


INFORMATION ABOUT DIRECTORS AND NOMINEES AS DIRECTORS

         The following information is furnished with respect to each person who is presently a director of the Corporation whose term of office will continue after the Annual Meeting of shareholders, as well as those persons who have been nominated for election as a director, each of whom is presently a director of the Corporation as well as a director of Mercantile Bank of West Michigan (the "Bank") which is the Corporation's subsidiary.

------------------------------------------------------------------------------------------------------------
Name, Age, and Position with                                  Has Served As             Year When Term As a
the Corporation and the Bank                                  Director Since            Director Expires
------------------------------------------------------------------------------------------------------------
Betty S. Burton, 56,  Director                                    1998                       1999
Peter A. Cordes, 57,  Director                                    1997                       1999
C. John Gill, 64,  Director                                       1997                       1998
David M. Hecht, 60,  Director                                     1997                       1999
Gerald R. Johnson, Jr., 51,  Chairman of the                      1997                       1998
  Board, Chief Executive Officer, and Director
Susan K. Jones, 48,  Director                                     1998                       2000
Lawrence W. Larsen, 58, Director                                  1997                       2000
Calvin D. Murdock, 58,  Director.                                 1997                       1998
Michael H. Price, 41,  President, Chief                           1997                       2000
  Operating Officer and Director
Dale J. Visser, 61,  Director                                     1997                       2000
Donald Williams, Sr., 61,  Director                               1998                       1998
Robert M. Wynalda, 62,  Director                                  1997                       1999

         The experience and background of each of the directors is summarized below:

BETTY S. BURTON (Director) Betty S. Burton is President and Chief Executive Officer of Wonderland Business Forms, Inc. She has held director positions at First Michigan Bank and Butterworth Hospital. She is active in the Grand Rapids community, working with the City of Grand Rapids International Relations Committee, the Children's Museum, Grand Rapids

Foundation Distribution Committee, and Grand Rapids Urban League as well as other organizations. Further, she has authored numerous papers on Diversity and Women in the Work Place and frequently speaks to school age children (kindergarten through 12th) on topics such as "The World of Work," "Entrepreneurship," and "African American History and Current Events." Betty resides in Grand Rapids, MI.

PETER A. CORDES (Director) Mr. Cordes has served as President and Chief Executive Officer of GWI Engineering Inc. ("GWI") of Grand Rapids, Michigan since 1991. GWI is engaged in the manufacturing of industrial automation systems for customers in a variety of industries in the Midwest. Mr. Cordes purchased GWI in 1991 and is now sole owner. Mr. Cordes is a 1966 graduate of St. Louis University with a degree in aeronautics. He is a native of Traverse City, Michigan and has spent the last eighteen years in West Michigan.

C. JOHN GILL (Director) Mr. Gill is the retired Chairman of the Board and one of the owners of Gill Industries of Grand Rapids, Michigan. Mr. Gill served as Chairman of Gill Industries from 1994 through 1997, and served as President of Gill Industries from 1983 through 1993. Gill Industries is a manufacturing company involved with sheet metal stampings and assemblies for the automotive and appliance industries. Mr. Gill is a native of Lakeview, Michigan.

DAVID M. HECHT (Director) Mr. Hecht is an attorney with the law firm, Hecht & Lentz, in Grand Rapids, Michigan. He is Chairman and one of the owners of the law firm. Mr. Hecht established the firm in 1993. Prior to this, he was a partner in the Grand Rapids office of the law firm of Dickinson, Wright, Moon, Van Dusen & Freeman. Mr. Hecht is a native of Grand Rapids and a graduate of the University of Michigan and the University of Wisconsin. He has practiced law for 36 years, including the past 25 years in Grand Rapids. Mr. Hecht is on the Board of Trustees of the Grand Valley University Foundation and a Director of Hospice Foundation of Greater Grand Rapids.

GERALD R. JOHNSON, JR. (Chairman of the Board, Chief Executive Officer, and Director) has over 27 years experience in the financial service industry, including 24 years of commercial banking experience. Mr. Johnson was appointed President and Chief Executive Officer of FMB-Grand Rapids in 1986, and served as Chairman, President and Chief Executive Officer from 1988 to May of 1997, when he resigned to organize the Company. In the Grand Rapids market, prior to joining FMB-Grand Rapids, Mr. Johnson was employed in various lending capacities by Union Bank (now part of First Chicago NBD), Pacesetter Bank-Grand Rapids (now part of Old Kent), and Manufacturers Bank (now part of Comerica Bank). Mr. Johnson has been involved in charitable and community activities for many years. He currently serves as Vice Chairman of the Board of the Downtown YMCA, Chairman of Residential Treatment of West Michigan, and is affiliated with Life Guidance Services, American Heart Association of Greater Grand Rapids, Economic Development Foundation, Grand Rapids Rotary Club, Junior League of Grand Rapids, and Michigan Trails Girl Scout Council. Mr. Johnson also has past affiliations with Hope Network, and the Grand Rapids Area Chamber of Commerce where he was a board member for six years.

SUSAN K. JONES (Director) Susan K. Jones is both owner of Susan K. Jones & Associates Direct Marketing and Advertising and a tenured, full-time Associate Professor of Marketing at Ferris State University in Big Rapids, Michigan. She began her firm in 1980, and joined Ferris State in the fall of 1990. Ms. Jones has received many awards for her marketing prowess. She enjoys an active volunteer career, currently serving as secretary of the Arts Council of Greater Grand Rapids and as the West Michigan Alumni Admissions Council Chair for Northwestern University. She is a past-president of the Junior League of Grand Rapids, a graduate of leadership Grand Rapids, and currently serves as Board Chair of Youth Development and President of the TV Production Boosters in her school district. She is a resident of East Grand Rapids, Michigan.

LAWRENCE W. LARSEN (Director) Mr. Larsen is Chief Executive Officer, President, and owner of Central Industrial Corporation of Grand Rapids, Michigan. He began his employment with the company in 1967, and purchased it in 1975. Central Industrial Corporation is a wholesale distributor of industrial supplies. Mr. Larsen is also an owner and director of Jet Products, Inc. of West Carrollton, Ohio. Jet Products, Inc. designs, manufactures and sells hose reels and related hydraulic products. Mr. Larsen is a native of Wisconsin. He has spent the last 31 years in the Grand Rapids area. Mr. Larsen is an active supporter of the Catholic secondary schools system in Grand Rapids. Mr. Larsen served as a director of FMB-Grand Rapids from 1980 until June of 1997, and was a member of the Executive Loan Committee and the Audit Committee.

CALVIN D. MURDOCK (Director) Mr. Murdock is President of SF Supply ("SF") of Grand Rapids, Michigan. He has held this position since 1994. From 1992 to 1994, he served as the General Manager of SF, and in 1991, served as SF's Controller. SF is a wholesale distributor of commercial and industrial electronic, electrical and automation parts, supplies and services. Mr. Murdock is a Michigan native and a graduate of Ferris State University with a degree in accounting. Prior to joining SF, Mr. Murdock owned and operated businesses in the manufacturing and supply of automobile wash equipment.

MICHAEL H. PRICE (President and Chief Operating Officer) Michael H. Price has over 17 years of commercial banking experience, most of which was with First Michigan Bank Corporation and its subsidiary FMB-First Michigan Bank-Grand Rapids. Spending most of his banking career in Commercial Lending, Mr. Price was the Senior Lending Officer, then President before joining Mercantile Bank of West Michigan. Mike has been and continues to be very active in the Grand Rapids community. He currently serves as the Vice Chairman of Project Rehab's Board of Directors.

DALE J. VISSER (Director) Mr. Visser is Chairman and one of the owners of Visser Brothers Inc. of Grand Rapids, Michigan. He has served this company in various officer positions since 1960. Visser Brothers is a construction general contractor specializing in commercial buildings. Mr. Visser also has an ownership interest in several real estate projects in the Grand Rapids area including Eastbrook Mall and Breton Village Shopping Center. Mr. Visser served as a director of FMB-Grand Rapids from 1972 until June of 1997. He is a Grand Rapids native and a graduate of the University of Michigan with a degree in civil engineering. Mr. Visser is active in the community having served on the boards for the Grand Rapids YMCA, Christian Rest Home, and West Side Christian School.

DONALD WILLIAMS, SR. (Director) Donald Williams Sr. has over 30 years experience in administration of educational programs with special emphasis on political sensitivity. He currently is Dean of Minority Affairs and Director of the Multicultural Center of Grand Valley State University. Further, he presently serves as Treasurer and Past President of the Minority Affairs Council for Michigan Universities (MACMU), Vice President for the West Michigan

Coalition for African American Men, and is a member of the Rotary Club of Grand Rapids. He also currently holds the title of Vice President of the Coalition for Representative Government (CRG), and is a member of the Grand Rapids Area Chamber of Commerce Board of Directors and various other West Michigan community organizations. Mr. Williams has also been the recipient of numerous awards in the Grand Rapids and West Michigan community, where he currently resides.

ROBERT M. WYNALDA (Director) Mr. Wynalda is the retired Chief Executive Officer and former owner of Wynalda Litho Inc. of Rockford, Michigan. Mr. Wynalda held the position of Chief Executive Officer from 1970 when he founded the company until its sale in February of 1998. Wynalda Litho Inc. is a commercial printing company serving customers from around the country. Mr. Wynalda is a native of Grand Rapids and has spent 45 years in the printing business. Mr. Wynalda serves on the Board of Trustees for Cornerstone College of Grand Rapids, and formerly served as a director of a local financial institution.


BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         The Corporation has standing Audit, Compensation, and Nominating Committees of the Board of Directors.

         The members of the Audit Committee consist of C. John Gill, David M. Hecht, and Robert M. Wynalda. The Audit Committee's responsibilities include recommending to the Board of Directors the selection of independent accountants, approving the scope of audit and non-audit services performed by the independent accountants, reviewing the results of their audit, reviewing the Corporation's internal auditing activities and financial statements, and reviewing the Corporation's system of accounting controls and recordkeeping.

         The members of the Compensation Committee consist of Peter A. Cordes, Lawrence W. Larson, and Calvin D. Murdock. The Compensation Committee's responsibilities include considering and recommending to the Board of Directors any changes in compensation and benefits for officers of the Corporation. At present, all officers of the Corporation are also officers of the Bank, and although they receive compensation from the Bank in their capacity as officers of the Bank, they presently receive no separate cash compensation from the Corporation.

         The members of the Nominating Committee consist of David M. Hecht, Dale
J. Visser, and Robert M. Wynalda. The Nominating Committee is responsible for reviewing and making recommendations to the Board of Directors as to its size and composition, and recommending to the Board of Directors candidates for election as directors at the Corporation's annual meetings. The Nominating Committee will consider as potential nominees persons recommended by shareholders. Recommendations should be submitted to the Nominating Committee in care of Gerald R. Johnson, Jr., Chairman and Chief Executive Officer of the Corporation. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies such person for consideration, and a statement that such person has agreed to serve if nominated and elected. Shareholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Nominating Committee for its consideration, are required to comply with the advance notice and other requirements set forth in the Corporation's Articles of Incorporation.

         During the period from July 15, 1997 (inception) to December 31, 1997, there were a total of four meetings of the Board of Directors of the Corporation. Each director attended at least 75% of the total number of meetings of the Board of Directors held during the period that the director served. There was one meeting of the Audit Committee, one meeting of the Compensation Committee, and one meeting of the Nominating Committee during 1997.

         During 1997, no compensation was paid to any directors of the Corporation for their services in such capacities.


SUMMARY COMPENSATION TABLE

         The following table details the compensation received by the named executive for the period from July 15, 1997 (inception ) to December 31, 1997:

                                                                                                    Long Term
                                                      Annual Compensation                          Compensation
                                                      -------------------                          ------------
Name and
 Principal                                                                                                          All Other
  Position                                Year              Salary              Bonus        Options               Compensation
------------                              ----              ------              -----        -------               ------------
Gerald R. Johnson,  Jr.,                 1997              $83,654               0           40,000                     0
Chairman of the Board and
Chief Executive Officer



OPTIONS GRANTED IN 1997

         Under the Corporation's 1997 Employee Stock Option Plan, stock options are granted to the Corporation's and the Bank's senior management and other key employees. The Board of Directors of the Corporation is responsible for awarding the stock options. These options are awarded to give senior management and key employees an additional interest in the Corporation from a shareholder's perspective, and enable them to participate in the future growth and profitability of the Corporation. In making awards, the Board may consider the position and responsibilities of the employee, the nature and value of his or her services and accomplishments, the present and potential contribution of the employee to the success of the Corporation, and such other factors as the Board may deem relevant.

         The following table provides information on options granted to the named executive during the period from July 15, 1997 (inception) to December 31, 1997:

                                                          Individual Grants
                                                          -----------------

                                    Number of               % of Total
                                     Shares                  Options
                                   Underlying               Granted to        Exercise or
                                     Options                Employees          Base Price             Expiration
         Name                      Granted (1)               in 1997         Per Share (2)              Date
         ----                    ---------------           -----------       -------------             -------
Gerald R. Johnson, Jr.,               40,000                   51%              $10.00                July 21, 2007
Chairman of the Board and
Chief Executive Officer


----------------

(1) The option was immediately exercisable for 10,000 shares as of July 22, 1997, and becomes exercisable for an additional 10,000 of the shares covered by the option on each July 22 thereafter, until July 22, 2000, when it is exercisable in full for all 40,000 shares.

(2) The exercise price equals the price at which the Corporation offered its stock to the public in its initial public offering. The exercise price may be paid in cash, by the delivery of previously owned shares, or a combination thereof.

AGGREGATED STOCK OPTION EXERCISES IN 1997 AND YEAR END OPTION VALUES

         The following table provides information on the exercise of stock options during the year ended December 31, 1997 by the named executive and the value of unexercised options at December 31, 1997:

                                                                                                 Value of
                                                                  Number of                     Unexercised
                                                                  Unexercised                  In-the-Money
                              Shares                               Options at                   Options at
                           Acquired on        Value                12/31/97                      12/31/97 (1)
         Name                Exercise       Realized      Exercisable/Unexercisable      Exercisable/Unexercisable
         ----              -----------      --------      -------------------------      -------------------------
Gerald R. Johnson, Jr.,       None             N/A              10,000/30,000                  $5,000/$15,000
Chairman of the Board
and Chief Executive

-----------------------------
(1) In accordance with the SEC's rules, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of this table, fair market value is deemed to be $10.50 per share, the average of the closing bid and asked prices reported on the OTC Bulletin Board on December 31, 1997.

CERTAIN TRANSACTION

         The Bank has had, and expects in the future to have, loan and other financial transactions in the ordinary course of business with the Corporation's directors, executive officers, and principal shareholders (and their associates) on substantially the same terms as those prevailing for comparable transactions with others. All such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons, and (iii) in the opinion of management did not involve more than the normal risk of collectibility or present other unfavorable features.

         In 1997, the Bank contracted with Visser Brothers Inc. to renovate the building that the Bank is leasing for its main office. Dale Visser and Bruce Visser, who are brothers, are owners of a substantial majority of Visser Brothers. Dale Visser is a member of the Board of Directors of the Corporation and the Bank, and both were organizers of the Bank. The contract provided for the payment of approximately $450,000 to Visser Brothers for renovation work that it performed under its base bid, and an additional approximately $150,000 for work that was specified in the contract to be performed by a separate supplier. The contract was awarded to Visser Brothers after being submitted for bids. The renovations were completed in December of 1997 pursuant to specifications provided by the Bank's architect.


                        SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected Crowe, Chizek & Company LLP as the Corporation's principal independent auditors for the year ending December 31, 1998. Representatives of Crowe, Chizek & Company LLP plan to attend the Annual Meeting of shareholders, will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions by shareholders.


                  SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

         A proposal submitted by a shareholder for the 1999 Annual Meeting of shareholders must be sent to the Secretary of the Corporation, 216 North Division Avenue, Grand Rapids, Michigan 49503, and received by November 16, 1998 in order to be eligible to be included in the Corporation's Proxy Statement for that meeting.


                                  OTHER MATTERS

         The Board of Directors does not know of any other matters to be brought before the Annual Meeting. If other matters are presented upon which a vote may properly be taken it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.

                                 MERCANTILE BANK
                                   CORPORATION






                               1997 ANNUAL REPORT









                                                               DECEMBER 31, 1997

                          MERCANTILE BANK CORPORATION
                             Grand Rapids, Michigan

                               1997 ANNUAL REPORT






                                    CONTENTS







      CHAIRMAN'S MESSAGE TO SHAREHOLDERS ...........................   S-2


      PLAN OF OPERATION ............................................   S-3


      REPORT OF INDEPENDENT AUDITORS ...............................   S-4


      CONSOLIDATED FINANCIAL STATEMENTS

        CONSOLIDATED BALANCE SHEET .................................   S-5

        CONSOLIDATED STATEMENT OF INCOME ...........................   S-6

        CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY ..   S-7

        CONSOLIDATED STATEMENT OF CASH FLOWS .......................   S-8

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS .................   S-9


      SHAREHOLDER INFORMATION ......................................  S-20

                         A MESSAGE TO OUR SHAREHOLDERS


Grand Rapids, Michigan
February 28, 1998

I would like to take this opportunity to personally thank each of you for investing in Mercantile Bank Corporation--for becoming one of our owners. Mercantile Bank Corporation was formed to own Mercantile Bank of West Michigan, a financial institution committed to the philosophy of community banking. Although de novo banks are not an original concept, Mercantile Bank is somewhat unusual for a new community bank due both to its significant amount of initial capital ($13 million) and the exceptional level of experience and seniority of
our staff.   We believe we know and understand what our customers want and expect from us. Although we are "new," our capital allows us to deliver products and services of outstanding quality and competitive prices. The experience of our staff at other banking institutions has enabled us to formulate and implement our business concept that constitutes the core of our overall mission. Our board of directors, many of whom are founders of and investors in Mercantile Bank Corporation, has been instrumental in the development and execution of our community banking orientation and strategy.

Our concept is, literally, to create an organization that reflects the values of "what banking should be." Banking is, quite frankly, about service to our customers and our community. We believe that service is at its highest levels when employees are empowered to make the decisions necessary to work with the customer in all aspects of that person's relationship with the bank. We believe that local corporate governance, through an autonomous board of directors elected by you, the owners, and living in and representing the community that we serve, is what substantiates and authenticates the empowerment of our employees. We believe that the community has readily accepted and endorsed our concept of local governance and employee empowerment: on December 15, 1997, we opened our doors for business with $13 million in assets; as of February 28, 1998, total assets stood at $74 million.

Our mission is to serve the entire Grand Rapids community by providing products and services to small and medium-sized businesses and the retail consumer. We have endeavored to design and maintain a full array of deposit and loan services that are aggressively priced and, for the sake of simplicity, few in number. Service goes beyond the customer, however, and our mission also includes being a good corporate citizen within our community. Involvement in civic and philanthropic activities, whether through financial contributions, direct employee participation, or both, helps to insure that we support the community that supports us.

In the final analysis, service also means service to you, our shareholders. It is our pledge to you to do the best we can to provide you with an investment that meets your expectations with regard to financial growth and economic return. On behalf of our staff I express to you our thanks for your confidence in our concept and our mission.

Sincerely,


/s/ Gerald R. Johnson, Jr.
Gerald R. Johnson, Jr.
Chairman and Chief Executive Officer

                               PLAN OF OPERATION



Mercantile Bank Corporation was incorporated on July 15, 1997 as a bank holding company to establish and own Mercantile Bank of West Michigan. The Bank received all necessary regulatory approvals and began operations on December 15, 1997. Based on the pre-opening growth projections and the growth levels achieved during the first several days of operations, management believes that the Bank is likely to have adequate funds to meet its capital requirements for the next several years.

During the next 12 months of operation the Company does not anticipate requiring substantial additional equipment or building facilities. No significant change in the number of employees is anticipated in the next year of operations.

The Bank experienced significant growth in the loan portfolio during the first 16 days of operations from December 15, 1997 to December 31, 1997. This growth has continued into 1998 and has continued at a more rapid rate than the deposit growth. Management has chosen to fund this loan growth in 1998 in part by obtaining brokered and out-of-state deposits to augment normal deposit growth and expects to continue this practice until alternative funding sources become readily available. After the first 12 months of operation, the Bank may consider advances from the Federal Home Loan Bank as an alternative.
Management has staggered the maturities of brokered and out-of-state deposits with terms of 12 months to 60 months.

As of December 31, 1997, the Company had a retained deficit of $404,071. This retained deficit was primarily the result of pre-opening fees and expenses totaling approximately $178,000 as well as $193,300 in provision expense to establish the allowance for loan losses at a level of 1.50% of total loans. Management believes that the Company will generate a net loss for 1998 as a result of expenditures made to build its management team and open the main office. Significant ongoing additions to loan loss reserves will also contribute to this deficit due to the projected rapid increase in the loan portfolio. Management further believes that the expenditures made in 1997 and 1998 will create the infrastructure and lay the foundation for growth in subsequent years.

As of December 31, 1997, the Bank had total loans of $12,886,763, and on February 5, 1998, the loan portfolio stood at $42,338,930. Total assets at year-end were $24,109,185 and were $53,856,516 on February 5, 1998.

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Mercantile Bank Corporation
Grand Rapids, Michigan


We have audited the accompanying consolidated balance sheet of Mercantile Bank Corporation as of December 31, 1997 and the related statements of income, changes in shareholders' equity and cash flows for the period from July 15, 1997 (date of inception) through December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Mercantile Bank Corporation at December 31, 1997, and the results of its operations and its cash flows for the period from July 15, 1997 (date of inception) through December 31, 1997 in conformity with generally accepted accounting principles.





                                            /s/ Crowe, Chizek and Company LLP

Grand Rapids, Michigan
February 6, 1998

                          MERCANTILE BANK CORPORATION


                           CONSOLIDATED BALANCE SHEET
                               December 31, 1997



      ASSETS
         Cash and due from banks                               $   153,300
         Short term investments                                  3,250,000
         Federal funds sold                                      3,700,000
                                                               -----------
            Total cash and cash equivalents                      7,103,300

         Securities available for sale                           2,997,500

         Total loans                                            12,886,763
         Allowance for loan losses                                (193,300)
                                                               -----------
            Total loans, net                                    12,693,463

         Premises and equipment - net                              953,982
         Organizational costs - net                                 74,871
         Accrued interest receivable                                52,811
         Other assets                                              233,258
                                                               -----------

            Total assets                                       $24,109,185
                                                               ===========

      LIABILITIES AND SHAREHOLDERS' EQUITY
         Deposits
            Noninterest-bearing                                $ 7,207,482
            Interest-bearing                                     2,480,782
                                                               -----------
                Total                                            9,688,264

         Securities sold under agreements to repurchase            655,447
         Accrued expenses and other liabilities                    292,204
                                                               -----------
            Total liabilities                                   10,635,915

      Shareholders' equity
         Preferred stock, no par value; 1,000,000 shares
          authorized, none issued
         Common stock, no par value:  9,000,000 shares
          authorized and 1,495,000 shares outstanding           13,880,972
         Retained deficit                                         (404,071)
         Net unrealized loss on securities available for sale       (3,631)
                                                               -----------
            Total shareholders' equity                          13,473,270
                                                               -----------

                Total liabilities and shareholders' equity     $24,109,185
                                                               ===========




          See accompanying notes to consolidated financial statements.

                          MERCANTILE BANK CORPORATION


                        CONSOLIDATED STATEMENT OF INCOME
    Period from July 15, 1997 (date of inception) through December 31, 1997



         Interest income
            Loans, including fees                           $   25,761
            Securities                                         127,868
                                                            ----------
                Total interest income                          153,629

         Interest expense
            Deposits                                             5,760
            Other                                                7,894
                                                            ----------
                Total interest expense                          13,654
                                                            ----------


         NET INTEREST INCOME                                   139,975

         Provision for loan losses                            (193,300)
                                                            ----------


         NET INTEREST LOSS AFTER PROVISION FOR LOAN LOSSES     (53,325)

         Noninterest income
            Other income                                            45
                                                            ----------
                Total noninterest income                            45

         Noninterest expense
            Salaries and benefits                              254,771
            Occupancy                                           39,101
            Furniture and equipment                              5,907
            Other expense                                       51,012
                                                            ----------
                Total noninterest expenses                     350,791
                                                            ----------


         LOSS BEFORE FEDERAL INCOME TAX                       (404,071)

         Federal income tax expense                                  0
                                                            ----------


         NET LOSS                                           $ (404,071)
                                                            ==========

         Basic and diluted loss per share                   $    (0.27)
                                                            ==========

         Average shares outstanding                          1,495,000
                                                            ==========




          See accompanying notes to consolidated financial statements.

                          MERCANTILE BANK CORPORATION
           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
    Period from July 15, 1997 (date of inception) through December 31, 1997



                                                             Net Unrealized
                                                                (Loss) on
                                                                Securities      Total
                                         Common      Retained   Available   Shareholders'
                                          Stock      Earnings    for Sale      Equity
                                       -----------  ----------  ----------  -------------

BALANCE, JULY 15, 1997 (DATE OF
 INCEPTION)                            $         0  $        0  $        0  $           0

Common stock sale, December 15,
 1997                                   13,880,972                             13,880,972

Net loss for the period from July 15,
 1997 (date of inception) through
 December 31, 1997                                    (404,071)                  (404,071)

Net unrealized loss on securities
 available for sale                                                 (3,631)        (3,631)
                                       -----------  ----------  ----------  -------------


BALANCE, DECEMBER 31, 1997             $13,880,972  $ (404,071) $   (3,631) $  13,473,270
                                       ===========  ==========  ==========  =============




          See accompanying notes to consolidated financial statements.

                          MERCANTILE BANK CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
    Period from July 15, 1997 (date of inception) through December 31, 1997



CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                        $   (404,071)
   Adjustments to reconcile net loss
    to net cash from operating activities
      Amortization                                                          119
      Provision for loan losses                                         193,300
      Net change in
          Organizational costs                                          (74,871)
          Accrued interest receivable and other assets                 (286,069)
          Accrued expenses and other liabilities                        292,204
                                                                   ------------
             Net cash from operating activities                        (279,388)

CASH FLOWS FROM INVESTING ACTIVITIES
   Net increase in loans                                            (12,886,763)
   Purchase of
      Securities available for sale                                  (3,001,250)
      Premises and equipment, net                                      (953,982)
                                                                   ------------
          Net cash from investing activities                        (16,841,995)

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from sale of 1,495,000 shares of common stock            13,880,972
   Net increase in deposits                                           9,688,264
   Net increase in securities sold under agreements to repurchase       655,447
                                                                   ------------
      Net cash from financing activities                             24,224,683
                                                                   ------------

Net change in cash and cash equivalents                               7,103,300

Cash and cash equivalents at beginning of period                              0
                                                                   ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                         $  7,103,300
                                                                   ============

Supplemental disclosures of cash flow information
   Cash paid during the period for
      Interest                                                     $      1,391




          See accompanying notes to consolidated financial statements.

                          MERCANTILE BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1997





NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of Mercantile Bank Corporation and its wholly-owned subsidiary, Mercantile Bank of West Michigan, after elimination of significant intercompany transactions and accounts.

Nature of Operations: Mercantile Bank Corporation ("Corporation") was incorporated on July 15, 1997 as a bank holding company to establish and own Mercantile Bank of West Michigan ("Bank") based in Grand Rapids, Michigan. The Bank is a community-based financial institution. The Bank's loan and deposit accounts are primarily with customers located in western Michigan, within Kent County. The Bank began operations on December 15, 1997, after several months of work by incorporators and employees in preparing applications with the various regulatory agencies and obtaining insurance and building space. A portion of the costs incurred prior to opening, those associated with organizational costs ($76,148) have been capitalized and are being amortized over 60 months, while the remaining costs were expensed ($177,584) and are included in the 1997 income statement.

Use of Estimates: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses and the fair values of financial instruments are particularly subject to change.

Cash Flow Reporting: Cash and cash equivalents include cash on hand, demand deposits with other financial institutions, short-term investments (securities with daily put provisions) and federal funds sold. Cash flows are reported net for customer loan and deposit transactions, interest-bearing time deposits with other financial institutions and short-term borrowings with maturities of 90 days or less.

Securities: Securities available for sale consist of those securities which might be sold prior to maturity due to changes in interest rates, prepayment risks, yield and availability of alternative investments, liquidity needs or other factors. Securities classified as available for sale are reported at their fair value and the related unrealized holding gain or loss is reported, net of related income tax effects, as a separate component of shareholders' equity, until realized.

Premiums and discounts on securities are recognized in interest income using the interest method over the estimated life of the security. Gains and losses on the sale of securities available for sale are determined based upon amortized cost of the specific security sold.

Loans: Loans are reported at the principal balance outstanding, net of deferred loan fees and costs. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.


                                  (Continued)

                          MERCANTILE BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and recoveries, and decreased by charge-offs. Management estimates the allowance balance required based on past industry loan loss experience, known and inherent risks in similar portfolios, and economic conditions. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

Loan impairment is reported when full payment under the loan terms is not expected. Impairment is evaluated in aggregate for smaller-balance loans of similar nature such as residential mortgage, consumer and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when the internal grading system indicates a doubtful classification. There were no loans classified as impaired as of December 31, 1997 or for the period from July 15, 1997 (date of inception) through December 31, 1997.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both straight-line and accelerated methods over the estimated useful lives of the respective assets. Maintenance, repairs and minor alterations are charged to current operations as expenditures occur and major improvements are capitalized. These assets are reviewed for impairment under SFAS No. 121 when events indicate the carrying amount may not be recoverable.

Stock Options: No expense for stock options is recorded, as the grant price equals the market price of the stock at grant date. Pro-forma disclosures show the effect on income and earnings per share had the options' fair value been recorded using an option pricing model. The pro-forma effect is expected to increase in the future. Options granted vest over two years and have a maximum term of ten years.

Income Taxes: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance has been established to the extent of net deferred tax assets due to a lack of operating performance to ensure that it is more likely than not it would be recovered.


                                  (Continued)

                          MERCANTILE BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Values of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on- and off-balance sheet financial instruments does not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

Dividend Restriction: The Corporation and Bank are subject to banking regulations which require the maintenance of certain capital levels and which may limit the amount of dividends which may be paid.

Earnings (Loss) Per Share: Basic earnings (loss) per share is based on weighted average common shares outstanding. Diluted earnings (loss) per share further assumes issue of any dilutive potential common shares.


NOTE 2 - SECURITIES

The amortized cost and fair values of securities at year-end were as follows:



 AVAILABLE FOR SALE
                                             Gross       Gross
                               Amortized   Unrealized  Unrealized    Fair
                                 Cost        Gains       Losses     Values
                              ----------  ----------  ----------  ----------
 1997
 ----
    U.S. Treasury securities  $3,001,131  $        0  $   (3,631) $2,997,500
                              ==========  ==========  ==========  ==========


The amortized cost and fair values of debt investment securities at year-end 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                         Amortized      Fair
                                            Cost       Values
                                         ----------  ----------
    Due in one year or less              $3,001,131  $2,997,500
                                         ==========  ==========


There were no sales of securities for the period from July 15, 1997 (date of inception) through December 31, 1997.

Securities with a par value of approximately $500,000, were pledged to secure public deposits and for various other purposes as required or permitted by law at December 31, 1997. Securities with a par value of $2,500,000 were pledged to secure short-term borrowings at December 31, 1997.


                                  (Continued)

                          MERCANTILE BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1997



NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES

Year-end loans are as follows:



                                                                   1997
                                                                   ----
        Commercial                                             $12,700,651
        Consumer                                                   186,112
                                                               -----------

                                                               $12,886,763
                                                               ===========

Activity in the allowance for loan losses is as follows:

                                                                   1997
                                                                   ----

        Balance at July 15, 1997 (date of inception)           $         0
            Provision charged to operating expense                 193,300
                                                               -----------

        Balance at end of year                                 $   193,300
                                                               ===========



NOTE 4 - PREMISES AND EQUIPMENT - NET

Year-end premises and equipment are as follows:

                                                            Carrying
                                                              Value
                                                           ----------
          1997
          ----
                Leasehold improvements                     $  545,401
                Furniture and equipment                       408,581
                                                           ----------

                                                           $  953,982
                                                           ==========




                                  (Continued)

                          MERCANTILE BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1997




NOTE 5 - DEPOSITS

Deposits at year-end are summarized as follows:


                                                              1997
                                                           ----------
             Noninterest-bearing demand deposit accounts   $7,207,482
             Money fund checking                              213,218
             Savings accounts                               2,089,539
             Certificates of deposit                          178,025
                                                           ----------
                                                           $9,688,264
                                                           ==========


At year-end 1997, maturities of deposits with a term of over one year were as follows, for the next five years:


                   1998                 $57,862
                   1999                 120,163
                                       --------

                                       $178,025
                                       ========


There were no time deposit accounts of $100,000 or more at year-end 1997.


NOTE 6 - FEDERAL INCOME TAXES

The Corporation recorded no current or deferred benefit for income taxes as a result of recording the valuation allowance in the amount of net deferred tax assets.

Deferred tax assets consist of:


         Deferred tax assets
            Start-up/pre-opening expenses                     $  97,811
            Provision for loan losses                            65,722
                                                              ---------
         Net deferred tax asset                                 163,533
         Valuation allowance for deferred tax assets           (163,533)
                                                              ---------

            Net deferred tax asset after valuation allowance  $       0
                                                              =========


As a result of the valuation allowance, the Corporation's effective tax rate was reduced from the statutory rate of 34% to 0%.


                                  (Continued)

                          MERCANTILE BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1997


NOTE 7 - STOCK OPTION PLAN


                                                           1997
                                                           ----
         Stock options outstanding
            Beginning                                            0
            Granted                                         77,750
                                                         ---------

                Ending                                      77,750
                                                         =========

            Minimum exercise price                       $   10.00
            Maximum exercise price                           11.75
            Average exercise price                           10.75
            Average remaining option term                9.8 years

         Estimated fair value of stock options granted:  $ 340,863
            Assumptions used:
                Risk-free interest rate                       6.01%
                Expected option life                       7 years
                Expected stock volatility                       25%
                Expected dividends                               0%

         Pro-forma (loss) per share, assuming SFAS 123
          fair value method was used for stock options:
            Net loss                                     $(448,029)
            Basic and diluted loss per share                 (0.30)



NOTE 8 - RELATED PARTIES

Certain directors and executive officers of the Corporation, including their immediate families and companies in which they are principal owners, were loan customers of the Bank. At December 31, 1997, the Bank had approximately $2,147,000 in outstanding loans to directors and executive officers.

Related party deposits totaled approximately $416,000 at year-end 1997.




                                  (Continued)

                          MERCANTILE BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1997





NOTE 9 - COMMITMENTS AND OFF-BALANCE-SHEET RISK

Some financial instruments are used to meet customer financing needs and to reduce exposure to interest rate changes. These financial instruments include commitments to extend credit and standby letters of credit. These involve, to varying degrees, credit and interest-rate risk in excess of the amount reported in the financial statements.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment, and generally have fixed expiration dates. Standby letters of credit are conditional commitments to guarantee a customer's performance to a third party. Exposure to credit loss if the other party does not perform is represented by the contractual amount for commitments to extend credit and standby letters of credit. Collateral or other security is normally not obtained for these financial instruments prior to their use, and many of the commitments are expected to expire without being used.

A summary of the notional or contractual amounts of financial instruments with off-balance-sheet risk at year-end follows:


    Commitments to make loans                       $7,198,584
    Commercial unused lines of credit                3,701,272
    Consumer unused lines of credit                     64,356


Commitments to make loans generally have termination dates of one year or less and may require a fee. Since many of the above commitments expire without being used, the above amounts do not necessarily represent future cash commitments. No losses are anticipated as a result of these transactions.

The Bank leases the main office facility under an operating lease agreement. Total rental expense for the lease for 1997 was $37,463. Future minimum rentals under this lease as of December 31, 1997 are as follows:


          1998                         $149,850
          1999                          149,850
          2000                          149,850
          2001                          149,850
          2002                          149,850



                                  (Continued)

                          MERCANTILE BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1997



NOTE 10 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The Bank opened for operations on December 15, 1997. As there have been no significant changes in interest rates from December 15, 1997 to year end, the values shown on the balance sheet approximate market value at December 31, 1997. The interest rates offered by the Bank for its loan and deposit products stayed the same during that time period. Investment securities are disclosed at fair value in Note 2.

While the estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Bank to have disposed of such items at December 31, 1997, the estimated fair values would necessarily have been achieved at those dates, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1997 should not necessarily be considered to apply to subsequent dates.

In addition, other assets and liabilities of the Bank that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in the financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the trained work force, customer goodwill and similar items.


NOTE 11 - REGULATORY MATTERS

The Company and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.



                                  (Continued)

                          MERCANTILE BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1997



NOTE 11 - REGULATORY MATTERS (Continued)

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:


                                  Capital to Risk-
                                  Weighted Assets
                                 ------------------   Tier 1 Capital
                                  Total     Tier 1   to Average Assets
                                 --------  --------  -----------------
         Well capitalized           10%        6%          5%
         Adequately capitalized      8         4           4
         Undercapitalized            6         3           3


At year end, actual capital levels (in thousands) and minimum required levels for the Corporation and the Bank were:


                                                                     Minimum Required
                                                                        to be Well
                                               Minimum Required     Capitalized Under
                                                 for Capital        Prompt Corrective
                                 Actual       Adequacy Purposes     Action Regulations
                             --------------  --------------------  --------------------
                             Amount   Ratio   Amount      Ratio     Amount      Ratio
                             -------  -----  ---------  ---------  ---------  ---------
1997
----
 Total capital (to risk
  weighted assets)           $13,595   78.1%    $1,392        8.0%    $1,740       10.0%
 Consolidated Bank            13,056   75.6      1,382        8.0      1,728       10.0
 Tier 1 capital (to risk
  weighted assets)            13,402   77.0        696        4.0      1,044        6.0
 Consolidated Bank            12,863   74.5        691        4.0      1,037        6.0
 Tier 1 capital (to average
  assets)                     13,402   69.7        769        4.0        961        5.0
 Consolidated Bank            12,863   69.3        743        4.0        928        5.0


The Bank was categorized as well capitalized at year end 1997.


                                  (Continued)

                          MERCANTILE BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1997





NOTE 12 - MERCANTILE BANK CORPORATION (PARENT COMPANY ONLY)
 CONDENSED FINANCIAL STATEMENTS

Following are condensed parent company only financial statements.


                            CONDENSED BALANCE SHEET
                                                              1997
                                                           -----------
          ASSETS
            Cash and cash equivalents                      $   536,824
            Investment in subsidiary                        12,862,806
            Other assets                                       126,545
                                                           -----------

               Total assets                                $13,526,175
                                                           ===========

          LIABILITIES AND SHAREHOLDERS' EQUITY
            Liabilities                                    $    52,905
            Shareholders' equity                            13,473,270
                                                           -----------

               Total liabilities and shareholders' equity  $13,526,175
                                                           ===========


                         CONDENSED STATEMENT OF INCOME


                                                            Period from
                                                           July 15, 1997
                                                        (date of inception)
                                                              through
                                                           December 31,
                                                               1997
                                                        -------------------
    Income
       Other                                                $   32,781
                                                            ----------
          Total income                                          32,781

    Expenses
       Other operating expenses                                303,289
                                                            ----------

    LOSS BEFORE INCOME TAX AND EQUITY IN UNDISTRIBUTED
     NET LOSS OF SUBSIDIARIES                                 (270,508)

    Federal income tax expense

    Equity in undistributed net loss of subsidiary            (133,563)
                                                            ----------

    NET LOSS                                                $ (404,071)
                                                            ==========




                                  (Continued)

                          MERCANTILE BANK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1997





NOTE 12 - MERCANTILE BANK CORPORATION (PARENT COMPANY ONLY)
  CONDENSED FINANCIAL STATEMENTS (Continued)

                       CONDENSED STATEMENT OF CASH FLOWS

                                                                           Period from
                                                                          July 15, 1997
                                                                       (date of inception)
                                                                             through
                                                                          December 31,
                                                                              1997
                                                                       -------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                            $    (404,071)
   Adjustments to reconcile net loss to net
    cash from operating activities
      Equity in undistributed loss of subsidiary                             133,563
      Change in other assets                                                (126,545)
      Change in other liabilities                                             52,905
                                                                       -------------
         Net cash from operating activities                                 (344,148)

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from sale of 1,495,000 shares of common stock                 13,880,972
   Capital investment into Mercantile Bank of West Michigan              (13,000,000)
                                                                       -------------
      Net cash from financing activities                                     880,972
                                                                       -------------

Net change in cash and cash equivalents                                      536,824

Cash and cash equivalents at beginning of period                                   0
                                                                       -------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                             $     536,824
                                                                       =============

                            SHAREHOLDER INFORMATION

SEC Form 10-KSB

     Copies of the Corporation's annual report on Form 10-KSB, as filed with the Securities and Exchange Commission are available to shareholders without charge, upon written request. Please mail your request to Robert B. Kaminski, Senior Vice President and Secretary of the Corporation, at 216 North Division Avenue, Grand Rapids, Michigan 49503.

Stock Information

     The common stock of Mercantile Bank Corporation is traded on the OTC Bulletin Board section of The Nasdaq Stock Market ("NASDAQ") under the ticker symbol MBWM. At December 31, 1997, there were approximately 50 record holders of the Corporation's common stock.

     The following table shows the high and low bid prices by quarter during the period from the date of the Corporation's public stock offering (October 23, 1997) through the end of the year. The quotations reflect bid prices as reported by NASDAQ, and do not include retail mark-up, mark-down or dealer commission.


                               1997 Bid Prices
                               ---------------

                                               Cash
                                             Dividends
     Quarter             High     Low         Declared
     ----------------------------------------------------
     Fourth             $11.75   $9.75          $ 0
     ----------------------------------------------------


MARKET MAKERS

     At December 31, 1997, the following firms were registered with NASDAQ as market makers in Mercantile Bank Corporation common stock:


     Roney & Co.                           The Ohio Company
     One Griswold Street                   155 East Broad Street
     Detroit, Michigan 48226               Columbus, Ohio 43215

STOCK REGISTRAR AND TRANSFER AGENT

      State Street Bank & Trust Company
      c/o Boston EquiServe
      P.O. Box 8200
      Boston, MA 02266-8200
      Shareholder Inquiries 1-800-426-5523

LEGAL COUNSEL

      Dickinson Wright PLLC
      500 Woodward Avenue, Suite 4000
      Detroit, Michigan 48226

                   and

      200 Ottawa Avenue, N.W., Suite 900
      Grand Rapids, Michigan 49503

INDEPENDENT AUDITORS

      Crowe, Chizek and Company LLP
      55 Campau, Suite 400
      Riverfront Plaza Building
      Grand Rapids, Michigan 49503


ADDITIONAL INFORMATION

      News media representatives and those seeking additional information about the Corporation should contact Robert B. Kaminski, Senior Vice President and Secretary of the Corporation, at (616) 242-7766, or by writing him at 216 North Division Avenue, Grand Rapids, Michigan 49503.

ANNUAL MEETING

      This year's Annual Meeting will be held at 10:00 a.m., on Tuesday, April 21, 1998, at the Corporation's main office at 216 North Division Avenue, Grand Rapids, Michigan 49503.

                        DIRECTORS AND EXECUTIVE OFFICERS

Betty S. Burton, President and Chief Executive Officer of Wonderland Business
     Forms, Inc.
Peter A. Cordes, President and Chief Executive Officer of GWI Engineering Inc.
     (industrial automation systems)
C. John Gill, retired Chairman of the Board of Gill Industries (sheet metal stampings and assemblies)
David M. Hecht, attorney with the law firm of Hecht & Lentz
Gerald R. Johnson, Jr., Chairman of the Board of Directors and Chief Executive
     officer of Mercantile Bank Corporation and Mercantile Bank of West
     Michigan
Susan K. Jones, owner of Susan K. Jones & Associates Direct Marketing and
     Advertising and Associate Professor of Marketing at Ferris State
     University
Lawrence W. Larsen, Chief Executive Officer and President of Central Industrial
     Corporation (wholesale distributor of industrial supplies)
Calvin D. Murdock, President of SF Supply (wholesale distributor of commercial and industrial electronic, electrical and automation parts, supplies, and services)
Michael H. Price,  President and Chief Operating Officer of Mercantile Bank
     Corporation and Mercantile Bank of West Michigan
Dale J. Visser, Chairman of the Board of Visser Brothers Inc. (construction general contractor)
Donald Williams, Sr., Dean of Minority Affairs and Director of the
     Multicultural Center of Grand Valley State University
Robert M. Wynalda, retired Chief Executive Officer of Wynalda Litho Inc.
     (commercial printing company)
_____________________________
Each of the above persons is a director of the Corporation and the Bank, and Messrs. Johnson and Price are also executive officers of each.